EXHIBIT 24

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Kit M. Cole or Michael Moulton, and either of them as attorney-in-fact to sign in his or her behalf, individually and in each capacity stated below, and to file this Annual Report on Form 10-K of Epic Bancorp and all amendments and/or supplements to this Annual Report on Form 10-K.

Signature	Title	Date

/s/ KIT M. COLE	Chief Executive Officer,	March 30, 2006
Chairman of the Board, and Director
Kit M. Cole	(Principal Executive Officer)

/s/ CAROLYN HORAN	Director	March 30, 2006

Carolyn Horan

/s/ RICHARD E. SMITH	Director	March 30, 2006

Richard E. Smith

/s/ W. JEFFERY TAPPAN	Director	March 30, 2006

W. Jeffery Tappan

/s/ ALLAN BORTEL	Director	March 30, 2006

Allan Bortel

/s/ PAUL SCHAEFFER	Director	March 30, 2006

Paul Schaeffer

/s/ MICHAEL MOULTON	Chief Financial Officer	March 30, 2006
(Principal Financial Officer)
Michael Moulton